Exhibit 10

STOCK PURCHASE AND SHAREHOLDERS AGREEMENT

This STOCK PURCHASE and SHAREHOLDERS AGREEMENT (the “Agreement”) is made as of the 24th day of July, 2007 (the “Effective Date”), by and among EarthFirst Technologies, Inc. (“EFTI”), SolarDiesel Corporation f/k/a EarthFirst Americas, Inc., a Florida corporation or any corporation or other entity formed by Solar Diesel to own its shares and interest in the venture contemplated hereby (“SolarDiesel” or “the Company”), and Ultra Green Energy Corporation (“UGE”). EFTI and UGE shall collectively be referred to herein as the “Shareholders”).

RECITALS

A. The Company has entered into a Lease and Supply Agreement (collectively the “Lease”) with Loders Croklaan for the production of ASTM 6751 biodiesel and related products by retrofitting an existing facility previously used for vegetable oil fractionation at Loders’ manufacturing complex at Channahon, Illinois (herein “Channahon Facility”). EFTI, as the Company’s parent, was required to and has guaranteed the Company’s performance under the Lease.

B. On May 9, 2007 the Company and UGE entered into a Memorandum of Understanding (“MOU”) to set out certain terms for a proposed transaction that would allow the parties to work together in developing and operating the Channahon Facility as a Bio-refinery, taking advantage of their joint experiences in the production and marketing of biofuels and related products. This MOU contemplated that the parties would execute definitive agreements setting forth their final understandings and terms; and

C. The parties desire to enter into this Agreement and execute the documents referenced herein as Exhibits to effectuate the MOU and the Agreement and Exhibits collectively constitute the definitive agreement called for in the MOU; and

D. In addition to effectuating the transaction called for in the MOU, the Shareholders are entering into this Agreement to provide for corporate or other entity governance and to define their rights and obligations inter se.

NOW, THEREFORE, in consideration of the recitals and the mutual promises set forth in this Agreement, Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Shareholders and the Company, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

a.

“Actual Notice” means receiving or discovering a reliable written disclosure or a writing or document that establishes a material fact. A writing as used herein includes, but is not limited to a hard or paper copy, facsimilie, an e-mail, a document in PDF or other analog or digital format provided it is directed to the party required to have Actual Notice under this Agreement. Actual Notice does not include any form of oral communication or constructive or indirect knowledge of any fact.

b.	“Agreed Construction” means the retrofitting, additions, build-out, furnishing, equipping and fit-out of the Channahon Facility pursuant to plans and on a time schedule agreed to by the Shareholders in writing.

c.	“Affiliate” of a specified person (the “Specified Person”) means any Person: (a) who directly or indirectly controls, is controlled by or is under common control with the Specified Person; (b) who owns or controls twenty percent (20%) or more of the Specified Person’s outstanding voting securities or equity interests; (c) of whom such Specified Person owns or controls twenty percent (20%) or more of the outstanding voting securities or equity interests; (d) who is, or in the year prior to consideration of any Affiliate status hereunder was a director, partner, manager, shareholder, member, executive officer or trustee of the Specified Person; (e) in whom the Specified Person is, or in the year prior to consideration of any Affiliate status hereunder was or had the power to designate or appoint, a director, partner, manager, shareholder, member, executive officer or trustee or (f) who has any relationship with the Specified Person by blood, marriage or adoption not more remote than first cousin.

d.	“Affiliate Contract” means a contract where goods and/or services and performance of the contract will be provided or rendered to the Company by an Affiliate.

e.	“Agreed Value” means the value for the shares of the Company established by the good faith negotiations of the Shareholders annually, at the time the Annual Budget is considered by the Shareholders or after the occurrence of a material event that significantly affects the then established Agreed Value. The Agreed Value shall be evidenced by a written document signed by all Shareholders, in the form annexed hereto as Exhibit “H”.

f.	“Annual Budget” means a written, estimated compilation of all projected operating income and expenses of the Company, by month, for the next calendar year and shall include a pro-forma opening and closing Balance Sheet, Profit and Loss Statement, Sources and Uses of Working Capital and a Capital Improvements Budget and a year to date comparison to prior years by month. The Annual Budget and all its components shall be prepared on an accrual basis in accordance with GAAP or if not GAAP, consistent with the accounting methodology in use by the Company and agreed by the Shareholders and shall contain all supporting schedules or other information necessary for the Shareholders to make an informed decision on the future financial operations of the Company.

g.	“Appraisal Value” means the Third Party appraised value of the Company’s shares in any year that the Shareholders fail to reach an Agreed Value for the Shares. The Appraisal Value shall be placed into the Company records and represented by an Appraised Value Certificate in the form annexed hereto as Exhibit I.

h.	“ASTM 6751” means a final biodiesel product that satisfies any current or future standard, regardless of identification number, adopted by the American Society for Testing of Materials for biodiesel fuel capable of receiving the IRS tax credit and substituting for petroleum diesel in motor fuel, heating oil, conventional generators and power generation by turbines and all other or similar applications.

i.	“Board” means the Company’s Board of Directors, or if an LLC it’s Managing Members.

j.	“Bylaws” means the bylaws of the Company, as amended or restated from time to time.

k.	“Best Efforts” means the obligation to make every effort a prudent business person or entity, under similar circumstances, would make when acting in a determined manner to obtain the intended result by action or expenditure, provided that no action or expenditure will be required that is unreasonably disproportionate or burdensome under the circumstances.

l.	“Business Days” means all days in a calendar year with the exception of Saturdays, Sundays, any day an FDIC insured bank is closed for business and any official Illinois State Holiday on which the Courts of the State of Illinois are not generally open for business.

m.	“Certificate” means the Certificate of Incorporation of the Company, as amended or restated from time to time.

n.	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

o.	“Company” as used herein primarily refers to Solar Diesel, but in the case of a Substitute Agreement under Paragraph 2 hereof, shall mean the newly formed business entity which is substituted by the shareholders for Solar Diesel.

p.	“Competitive Biodiesel Project” means any business venture in which either shareholder has an ownership, management, operational, financial or any other direct or indirect interest of any kind or nature which is or is to be located within a 300 mile circumference of the Channahon Facility or wherever located that sells or attempts to sell biodiesel or other bio-refinery products like, similar or in competition with any product being produced or intended to be produced at the Channahon Facility or attempts or intends to sell such products to existing customer(s) of the Channahon Facility or into its designated markets or the markets it actually serves.

q.	“Deadlock” means the casting of votes, by Shareholders authorized to cast votes on an issue, in which the votes cast are equal in number for and against the issue, or otherwise resulting in a non-determination on the issue being presented for a vote.

r.	“Deadlock Notice” means the notice of a deadlock in voting as called for and defined in Section 6.7.1

s.	“Default Purchase” means the purchase and sale of a Shareholder’s shares as provided for and defined in Section 6.6, et seq of this Agreement.

t.	“Director” means a member of the Board.

u.	“EFTI Consideration” means shares issued, capital contributed or other things of value provided by EFTI to the Company or any Shareholder hereunder.

v.	“Formation Documents” means the Article or Certificate of Incorporation or formation and the Bylaws or Rules and Regulations governing of the Company.

w.	“Initial Budget” means the mutually agreed budget for the renovation and start-up of the Channahon Facility.

x.	“Involuntary Transfer” is a proposed or actual transfer of a Shareholder’s shares as described in Section 6.6.1 herein.

y.	“Non-Selling Shareholder” means any Shareholder who is not then making or required to make a Transfer of his, her or its Shares pursuant to this Agreement.

z.	“Person” means any individual, corporation, partnership, association, Limited Liability Company, trust, estate, syndicate or other entity.

aa.	“Profits” and “Losses” means, for each fiscal year of the Company or other period, the net taxable income or loss of the Company as determined in accordance with the accounting methods followed by the Company for Federal Income Tax purposes and adjusted for non-cash expenses, but including a provision for Reserves, or calculated in such other method as unanimously agreed by all Shareholders. Unless provided otherwise, an allocation of Profits or Losses shall consist of a pro-rata allocation of all items comprising Profits or Losses.

bb.	“Project Financing “means, if necessary, the bridge or temporary financing obtained by the Shareholders from a Third Party for the purpose of funding the Initial Budget and subsequently the obtaining of loans or similar accommodations on a permanent basis to provide long term financing of equipment, inventory, site improvements, working capital and other funds needed to operate or expand the Channahon Facility and to meet any Initial or Annual Budget requirements thereof.

cc.	“Project Guaranty” means a written document or instrument, by which any Shareholder individually is required to pledge its credit, assure performance, co-make, endorse, indemnify or otherwise become responsible for any payment or performance of the Company.

dd.	“Proportionate Share” means, with respect to each Non-Selling Shareholder, the number of Shares owned by each such Non-Selling Shareholder divided by the total number of Shares owned by all of the Non-Selling Shareholders.

ee.	“Reserves” means funds from Project Financing or operation of the Channahon Facility which are required by this Agreement or any Initial or Annual Budget to be held for a specific purpose such as replacement and upgrading of equipment or future working capital.

ff.	“Qualified Public Offering” means the offer of the Company’s Shares pursuant to a registration statement filed and made effective pursuant to the Securities Act (other than a registration statement on Form S-4 or S-8 or filed in connection with an exchange offer or an offering of securities solely to the Company’s existing Shareholders) which shall be a firm commitment public offering of securities underwritten by a major bracket underwriter.

gg.	“Securities” means any class of equity securities that the Company now or hereafter is authorized to issue.

hh.	“Securities Act” means the Securities Act of 1933, as amended from time to time.

ii.	“Selling Shareholder” means a Shareholder who’s Shares are subject to a purchase option of the Company and/or the other Shareholders pursuant to the terms of this Agreement or who otherwise proposes to Transfer his, her or its Shares.

jj.	“Share” means each share of common stock of the Company, or if the Company is not a corporation then a membership interest or such other written evidence, document or instrument representing a Shareholder’s ownership interest in the Company.

kk.	“Substitute Agreement” means the corporate or other entity governance documents enacted by the Shareholders in the place of this Agreement, but incorporating the terms set forth herein, in the event the Shareholders decide to use a newly formed SPE to operate the Channahon Facility in the place of the Company.

ll.	“Third Party” means any third Person, unrelated to any Shareholder, or Affiliate of any Shareholder. and excludes the Company.

mm	“Transfer” means: (a) when used as a verb, to give, sell, exchange, assign, transfer, pledge, hypothecate or otherwise dispose of or encumber or create a security interest in; and (b) when used as a noun, the nouns corresponding to such verbs, in either case voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.

nn.	“Unauthorized Transfer” means any Transfer or attempted Transfer of a Shareholder’s Shares in violation of the terms of this Agreement.

oo.	“UGE Consideration” – Means the consideration, promises, assignment of contract and other monies, things or services of value given by UGE to receive Company Shares or membership interests hereunder.

2. UGE PURCHASE OF COMPANY SHARES; CONSIDERATION.

The Shareholders, after execution hereof, propose to file an agreed Amendment to the Company’s Articles of Incorporation and take all such actions as are reasonably necessary to make and reconstitute the Company as a Special Purpose Entity (“SPE”), with its only purpose and business to be the ownership and operation of the Channahon Facility and to comply with all terms and conditions provided herein. The proposed Amendment is annexed hereto as Exhibit A. Based on the Company being able to achieve this SPE status, the Parties agree to issue shares and provide the considerations to one another as provided in the entirety of this Section 2. If for any reason the Company cannot be reconstituted as an SPE, or the Shareholders, or their tax advisors determine that a new corporation or different form of business entity better suits the Shareholders purposes, or financing of the Channahon Facility is required to be in or benefits from a newly formed business entity now or in the future, the Shareholders agree to form such new business entity and Transfer from the Company to such business entity any and all assets of or at the time of Transfer are associated with Channahon Facility. In the event of such Transfer an appropriate Substitute Agreement shall be prepared and executed. The Substitute Agreement shall conform in all material terms, aspects, ownership percentages, profit allocations and respects with this Agreement and incorporate all terms and purposes hereof into such Substitute Agreement. Until the execution of the Substitute Agreement, this Agreement shall continue to govern the Shareholders.

2.1 Share Purchase: UGE, in return for the consideration described and as contributed by the allocation set forth in Section 2.2, and otherwise herein is hereby transferred, or will be transferred, sold and granted by EFTI and the Company Thirty-Five (35), fully paid and non-assessable Shares of the Company’s common stock which represents thirty-five percent (35%) of the Company’s authorized and outstanding common stock(or the same proportion of shares under any Substitute Agreement). These Shares will be newly issued by the Company with EFTI’s full consent and, when issued, will be transferred to UGE free and clear, without any lien, claim or encumbrance of any kind or nature

2.2 Consideration for UGE Shares in the Company: In consideration of its purchase of Company Shares, UGE will be contributing and transferring to the Company all of the following:

2.2.1 Assignment: Assignment (or re-issuance by a separate, but identical as to party and terms, Off-Take Agreement) to the Company of 60 million gallons of UGE’s right to place biodiesel produced pursuant to a Master Off-Take contract, dated February 16, 2007, a copy of such Assignment being annexed hereto as Exhibit B. Upon execution of Exhibit B, UGE will be receive Seventeen and one-half (17.5) Shares of the Company, representing a seventeen and one-half percent (17.5%) interest in the Company’s issued and outstanding Shares.

2.2.2 Management Agreement: Management Agreement dedicating as many key UGE personnel, including but not limited, to Tom Campone and Ed Phelan and providing for as much UGE staff time and effort as needed to assist and supervise in the development and then operation of the Channahon Facility on a professional and first rate quality level of operations, including putting in place all necessary reporting, record-keeping quality control and other processes and procedures to allow qualification for and the ultimate receipt of BQ9000 and Six Sigma certifications for the manufacturing of ASTM 6751 Biodiesel, and Methyl Ester Sulfonate or other related products meeting their individual ASTM, or if no ASTM designation, the highest industry standard for all such products that will bring the maximum value and salability for such products, from the Channahon Facility or such other locations as the Shareholders’ authorize. A form of the

Executive Management Agreement is annexed hereto as Exhibit C. Upon execution of Exhibit C, UGE will receive four (4) additional Shares of the Company; and

2.2.3 Working Capital Contribution: The Shareholders are desirous of as quickly as possible entering into a contract or contracts for the start-up of Agreed Construction at the Channahon Facility. UGE has pre-existing relationships with AMS and Block Electric, and other reputable contractors with familiarity and working knowledge of the Channahon facility. As UGE’s working capital contribution and prior to obtaining Project Financing, UGE at its own cost and expense shall perform the following:

(a)	Negotiate and coordinate with DeNovo Global Technologies, Inc. (“De Novo”) to minimize engineering expense, maximize in field placements and generate the lowest cost infra-structure placement with complete “as-built” drawings; and

(b)	assist DeNovo in marking equipment for removal, refurbishing and determining demolition situs, status and schedule and, if feasible complete plans for a first phase capable of producing approximately 12 million gallons per year capacity using existing reactors and equipment, and

(c)	arrange for AMS to commence demolition and basic to Equipment relocation at the site; and

(d)	arrange for Block Electric to start testing and ringing out needed circuits and placing transmitters and otherwise providing the capability for a revise electrical plan, and

(e)	negotiate contracts and take all planning and implementation action needed for the acquisition of glycerin feedstock, conversion to technical grade glycerin and the sale of such glycerin, and

(f)	work with De Novo, Block, AMS and other contractors to obtain a final cost estimate for the Agreed Improvements, such that the estimate will be sufficient for Project Financing purposes, and

(g)	be making their Best Efforts to obtain a commitment for Project Financing.

It is the Shareholder’s specific intention that this in-kind, working capital advance made available by UGE will be repaid as a first priority from any Project Financing, but shall be at risk if for any reason the Channahon Facility fails to become operational or the project is otherwise terminated or abandoned by the Company. Upon, completion of all the above, UGE shall receive two (2) shares in the Company); and

2.2.4 Grant Expertise: UGE’s expertise in obtaining a grant or grants from the State of Illinois, local governments, the Federal Government, or otherwise to subsidize construction, operations or sale of Biodiesel or related products produced by the Company at the Channahon facility or such other location as agreed to by the Shareholders. The Shareholders acknowledge that the amount of any grant may vary based on the estimated annual gallons of biodiesel to be produced at the Channahon Facility, but that at the current time the minimum grant amount sought will be $3,000,000. Upon receipt of this grant, UGE shall receive two_(2)_Shares in the Company).

2.2.5 Certifications: UGE’s expertise in getting the Channahon Facility operational is a primary reason for EFTI’s entry into this Agreement. Upon UGE getting the Channahon facility operational to the level of 5 million gallons per month and it receives either a BQ 9000 or Six Sigma Certifications, then UGE shall be entitled to the remaining Shares called for herein such that it will own Shares equivalent to thirty-five percent (35%) of all issued and outstanding Shares of the Company.

2.3 Additional Consideration to be Provided UGE by EFTI: In addition to the common shares of the Company to be issued for the UGE Consideration:

2.3.1 Initial EFTI Shares: UGE shall be receiving on the successful execution and completion of Sections 2.2.1 through 2.2.4 above, cashless warrants equivalent to four and nine tenths percent (4.9%) of the authorized and outstanding common stock of EFTI on the date hereof at an exercise price of $.07 per share; these shares are subject to Rule 144 restrictions; and

2.3.2 Additional EFTI Shares: Based on meeting the benchmarks and Channahon Facility goals set forth in the schedule to the Warrant Agreement, and upon payment of the purchase prices set forth in the Warrant Agreement annexed hereto as Exhibit D, UGE shall also have warrants to acquire up to fourteen percent (14%) of the issued and outstanding common shares of EFTI as of the date hereof; and

2.3.3 Home-Run Warrants: UGE shall be entitled to be issued success warrants for the extraordinary success of the Channahon Facility in accordance with and provided for under the terms of that Warrant Agreement annexed hereto as Exhibit D; and

2.3.4 EFTI Working Capital: Upon Agreement to the Initial Budget, EFTI shall, effective May 1, 2007, advance to the Company up to $125,000 per month to compensate UGE personnel and their related administrative expenses (pursuant to the Executive Management Agreement) for work done and services provided at or in connection with the Channahon Facility for the months of May through September 2007. This advance shall cease upon the obtaining of Project Financing. This EFTI advance shall be repaid as a first priority from any Project Financing but shall be at risk if, for any reason, the Channahon Facility fails to become operational, or the project is terminated or abandoned by the Shareholders; and

2.3.5 EFTI Personnel: EFTI will make available to the Company Domenic Massari, Pete Calvert and such other management and technical staff as needed to assist and support in the development, operation and obtaining of financing of the Channahon Facility.

2.4 Mutual Efforts and Considerations: The Company, EFTI and UGE will:

2.4.1 Project Financing: Diligently work together using their Best Efforts to obtain Project Financing in the amount of fifteen million dollars ($15,000,000) with a first draw or tranche of seven million, five hundred thousand dollars ($7,500,000). From the first draw the Shareholder will be reimbursed for all previous contributions and expenses made or paid on account of the Channahon Facility, including without limitation, the $500,000 deposit on the Lease already made by Solar Diesel, and the working capital amounts referenced in Sections 2.2.3 and 2.3.4 and actually advanced or subject to a Project Guaranty by a Shareholder or its principals through the date Project Financing is closed and the proceeds thereof received by the Company;

2.4.2 Right of First Refusal: The Shareholders acknowledge that they are each working on additional alternative energy or green projects. Nothing herein prohibits the Shareholders from working on any other projects, provided that the Shareholders’ agree that neither the Shareholders nor their Affiliates will engage in, become involved with or finance a Competitive Biodiesel Project, as prohibited in Section 3.3. The Shareholders to hereby grant each other a Right of First Offer to participate as a fifty (50%) (or such other percentage if agreed), joint venture partner, shareholder or member in any alternative energy or green project the other enters into after the date hereof. This Right of First Offer shall be evidenced by the Shareholders’ execution of that Right of First Offer Agreement annexed hereto as Exhibit E; and

2.4.3 M-1 Consulting Agreements: The Parties agree to use Best Efforts to reach agreements with M-1 Capital Securities to provide Project Financing, other financing and risk management services to the Company with compensation to M-1, to be as agreed by the Shareholders and which may consist of cash payment, a grant of equity, or both.

3. SPECIAL DUTIES AND OBLIGATIONS.

3.1 Day to Day Management: Subject to the Shareholders’ rights to make all Major Decisions and Major Expenditures (as hereinafter defined) relating to the Channahon Facility, the Shareholders agree that, provided Tom Campone complies with the terms of the Executive Management Agreement and meets the benchmarks and project goals specified herein and required hereby or in any budget or schedule established by the Company in a timely fashion, that Tom Campone and such UGE and Company staff under his direction shall have the exclusive right to manage the Channahon Facility’s day to day operations. To evidence this day to day operational authority, Tom Campone, by unanimous consent, is hereby elected as the President of the Company to serve in accordance with the terms of the Executive Management Agreement. The other key initial and agreed officers of the Company are as follows:

-	Ed Phelan – Sr. Vice President of Commercial Development

-	Domenic Massari – Sr. Vice President for Strategic Planning

3.2 Indemnification For Guaranty Obligation: Prior to the execution of this Agreement, EFTI has provided a corporate parent Project Guaranty of the Lease, and UGE has or may be required to provide one or more Project Guaranties associated with construction or other phases of the Channahon Facility ( other than and excepting the working capital to be provided by UGE on a risk basis pursuant to Section 2.2.3 hereof) or in connection with its business. To fairly allocate the burden of any existing or future Project Guaranty that may be required from either Shareholder individually, the Shareholders have executed a Cross-Indemnity Agreement in the form annexed hereto as Exhibit “F”.

3.3 Non-Compete Covenant: The Shareholders (and by virtue of the Shareholders’ obtaining acceptable written non-compete agreements from all of their current or future principals, agents, representatives and key personnel, the Shareholders officers, directors and key employees) hereby covenant and agree that they shall not directly or indirectly, as an officer, agent, employee, consultant, independent contractor, manager ,shareholder, investor, partner, joint venturer, financier or in any other capacity participate, support or in any way become involved in a Competitive Biodiesel Project during the term hereof and for one year thereafter. In addition, because money damages are insufficient for any possible damage that may be caused to the Company or the Shareholders by a breach of this covenant, the Shareholders agree that injunctive relief to enjoin such breach is appropriate and shall be granted by a Court of competent jurisdiction, upon evidence that a breach of this covenant has occurred and without the need for the Company or a Shareholder seeking such relief demonstrating the absence of a remedy at law, irreparable injury, the insufficiency of monetary damages or the requirement that the party seeking the injunction post a bond.

3.4 Covenant to Not Disclose; Trade Secrets: The Shareholders acknowledge that the Company has and will develop processes, formulations, operating manuals and protocols, business relationships and other tangible and intangible intellectual property, knowledge and know-how, as well as “trade-secrets” as defined by applicable law. The Shareholders mutually covenant that they shall protect and preserve all such Company knowledge, relationships and trade secrets and shall not disclose them directly, indirectly, in any part or whole (or provide non-trade secret information that might lead to a Third Party discovering or re-creating a trade secret) to any Third Party, absent consent by all Shareholders and the Third Party executing a form of Non-Disclore Agreement approved by Counsel for the Company. Any failure or default by a Shareholder of this covenant shall entitle the Company and/or the other Shareholder to obtain injunctive relief without the need to prove an absence of a remedy at law, irreparable injury or the posting of an injunction bond.

4. CONTRIBUTIONS AND CAPITAL

4.1 Initial Contributions: Prior to the execution of this Agreement, EFTI properly owned all the issued and outstanding Shares of the Company. By virtue of the execution of this Agreement, and upon UGE making the contributions required hereby, UGE has become a Shareholder in the Company as provided herein. There Shareholders, as provided herein, shall obtain or retain shares of the Company equal to the following percentages of ownership:

65% - EFTI

35% - UGE

In the event of a Substitute Agreement, the Shareholder’s percentage interests shall initially be the same as provided for in this Agreement.

4.2 Additional Required Capital: The Shareholders acknowledge that it is their intent to borrow or finance additional capital needs of the Channahon Facility to continue and/or maximize its operations, but that there may be a need for additional capital to meet the requirements of the Initial Budget or any Annual Budget that cannot be borrowed or otherwise obtained from Third Parties. The

Shareholders agree that if additional funds are needed to complete the Agreed Construction, for pre-opening expense, expenses and capital expenditures necessary to open the Channahon Facility, make payments on the Lease, continue operations or such similar matters in accordance with the Initial Budget or any Annual Budget, then, within ten (10) business days of the written demand of the Company President or any Director, setting forth the reasonable amount necessary for each Shareholder to contribute, each Shareholder shall contribute in cash or cash equivalent its pro-rata share, based on Share ownership, of the amount requested as Additional Required Capital. However, to the extent that UGE is receiving (or has met the requirements to receive) Profits in excess of its then existing percentage of ownership in the Company pursuant to Section 5.4, prior to any Profit distribution to either Shareholder, EFTI shall be entitled to be repaid an amount equal to any Additional Required Capital it has contributed to the Company, in excess of the Additional Required Capital contributed by UGE.

4.3 Additional Discretionary Capital: In the event the Shareholders vote to contribute capital beyond that necessary to meet the Initial Budget or any Annual Budget and such approved capital does not constitute Additional Required Capital such capital shall be considered “Additional Discretionary Capital”, In the case of Additional Discretionary Capital, there shall be no Section 4.4 penalty for a Shareholder’s failure to contribute. The amount of Additional Discretionary Capital approved by Shareholder vote shall be contributed with twenty (20) business days of written demand by the President or any Director of the Company.

4.4 Failure to Contribute: The Shareholders recognize the this Agreement is made at a time that the Channahon Facility is in a start-up mode and most susceptible to financial failure. Timely contribution of Additional Required Capital may be essential to the Company’s ability to move the project forward and the failure of either Shareholder to contribute could jeopardize the financial success and viability of the project and cause a loss to the Shareholders of all capital invested or loans made through the date the Additional Required Capital is called for. Therefore, in the event either Shareholder shall fail or refuse to timely contribute Additional Required Capital, then the Company shall deliver to the non-contributing Shareholder a Default Notice. The non-contributing Shareholder shall have ten (10) business days to make the contribution. In the event any Shareholder continues as a non-contributing Shareholder, then the contributing Shareholder shall have the right to make, the non-contributing Shareholder’s contribution by making a Default Contribution Loan, which shall bear interest at the rate of 15% per annum with a one year maximum term. The Company shall pay or reimburse the contributing Shareholder for all reasonable costs and fees incurred in connection with making or collection of the Default Contribution

Loan. In the event a contributing Shareholder’s Default Contribution Loan is not paid off by the Company or the other shareholder, one year from the date it is made, the contributing shareholder shall have the right to either extend its loan, or have the Default Contribution Loan, or any portion thereof requested by the contributing shareholder repaid to the contributing shareholder by receiving a transfer of newly issued Shares in the Company. The number of newly issued Shares shall be determined by dividing 125% of the loan or loan amounts the contributing Shareholder elects to be repaid by stock issuance by the Agreed Value of the Company’s Shares or the Appraisal Value of the Company’s shares at the time the Default Contribution Loan is then repaid. For example, if the amount owed for principal, interest, cost and fees on the Default Contribution Loan is $100,000, the contributing Shareholder elects to convert the entire amount owed to Shares and the Agreed Value or Appraisal Value of the Company’s Shares is $1,000 per share then the following calculation represents the formula described in the above text. 1) take the $100,000 balance to be converted X’s 125% = $125,000. 2) Divide $125,000 by the share value of $1,000 = 125 Shares. 3) Issue 125 fully paid and non assessable, free and clear Shares of the Company to the contributing Shareholder. In the event of a conflict between the text of this Section and the Example, the text shall govern for interpretation purposes. The form of Promissory Note that shall be used to evidence a Default Contribution Loan is attached hereto as Exhibit “G”.

4.5 Valuation of Shares: By the time the Annual Budget is approved each year, the Shareholders shall agree on the value of the Company’s Shares for all purposes under this Agreement, until the time of preparation of the next Annual Budget, except that if either Shareholder in good faith believes that a material event has increased the Company’s Share value during any year it shall have the right to request an additional valuation. This Agreed Value of the Shares shall be represented by an Agreed Value Certificate in the form annexed hereto as Exhibit “H” and executed by the President of the Company, affixing the underling resolution and shall be placed in the Company’s records. No Shareholder shall be entitled to request an additional valuation more than two times in any calendar year. If the Shareholders are unable to agree on the current value of the Company’s Shares, then no later than thirty (30) days after written notice by either Shareholder that they are at an impasse on share valuation, then the Company shall employ a valuation company or share valuation expert to value the Company’s Shares for all purposes hereunder until the time of approval of the next Annual Budget. The value of the Shares established by a Third Party shall be evidence by an Appraisal Value Certificate in the form annexed hereto as Exhibit “I” and shall be placed in the records of the Company. If an event requires valuation of the Shares and the valuation process called for in this Section is not complete, then the Closing or other event requiring valuation shall be extended until twenty (20) Business Days after Share valuation has been determined in accordance herewith.

5.	DISTRIBUTIONS: The Shareholders agree that it is their intent to profit from operations at the Channahon Facility and to distribute Profits from these operation on a regular and timely basis.

5.1 Reserves: The Shareholders, in the Annual Budget and as required from time to time and as is commercially reasonable during the year, and prior to any distribution of Profits shall establish necessary Reserves to allow the smooth and orderly operation, maintenance and growth of the Channahon Facility.

5.2 Quarterly Distributions: The Company shall distribute Profits, if possible within 30 days of the end of each calendar quarter, with the amount of such Profits distribution to be established by a Shareholder vote.

5.3 Annual Distribution: The Company Shall distribute any undistributed Profits within 45 days of the end of each calendar year or completion of any Audit, whichever is later in time, unless otherwise agreed by Shareholder vote.

5.4 Distribution Percentages: The Shareholders shall be distributed Profits pro rata in accordance with their percentage of share ownership, except that if UGE meets the financial goals set forth in Exhibit J, and such subsequent annual goals established by the Shareholders, then UGE shall be entitled to receive up to 49% of the Profits agreed to be distributed.

6. SHAREHOLDER RESTRICTIONS, RIGHTS AND OBLIGATIONS – The Shareholders agree that initially, and unless otherwise agreed, it is their intent to maintain the Company’s Shares as closely held between them. The Shareholders have entered into this Agreement and retained or received Shares in the Company based on the other’s involvement and with no contemplation that any Third Party would hold Company Shares. To affect this intent, the Shareholders have adopted the restrictions on transferability of the Company’s Shares contained in this Section.

6.1 Transfer Not Authorized. No Shareholder may Transfer or attempt to Transfer all or any part of its Shares in the Company, except as provided in this Agreement. Any Permitted Transferee, by accepting the Company’s Shares, shall become subject to all terms and provisions of this Agreement to the same extent and in the same manner as if it had executed this Agreement, whether or not the Permitted Transferee had access to, had read or in any way had actual knowledge of any term of this Agreement.

6.2 Transfer Subject to Option To Purchase. Each Shareholder is hereby granted an irrevocable, executed (not executory) and separately and fully paid for,

vested option and right to purchase any and all Shares of the other Shareholder under the terms of the provisions of Section 6.6 hereof (the “Purchase Option”). The Purchase Option is granted upon the execution of this Agreement and is an integral and indivisible part of the Shares issued and of Share ownership and is superior to all other rights of any person or entity to acquire, own or utilize the Shares.

6.3 Transfer Void Any purported or attempted Transfer of all or any portion of any Shares in violation of the terms of this Agreement shall have no effect and shall be null and void ab initio. Each Shareholder agrees that any such Transfer may and should be enjoined. In the event of any attempted or purported Transfer of Shares in violation of the terms of this Agreement, the Shares subject to the attempted or purported Transfer shall become non-voting and any holder of such Shares shall have no right to participate or vote in any matter of corporate governance hereunder or any matter requiring a Shareholder vote.

6.4 Legend All Shares now or hereafter owned by the Shareholders shall be subject to the provisions of this Agreement, and the certificates representing the Shares shall bear the following legend:

The sale, transfer or encumbrance of this certificate is subject to a Shareholders Agreement among SolarDiesel Corporation (the “Company”) and its shareholders (the “Agreement”). A copy of the Agreement is on file in the office of the Secretary of the Company. The Agreement, among other things, restricts the transfer of the shares of capital stock evidenced by this certificate and provides for an irrevocable purchase option and a buy/sell agreement and other right and obligations allowing these Shares to be purchased in the first instance by other holders of such Shares or the Company, and as an integral and inseverable part of these rights created and associated with the issuance of these shares, such purchase option and buy/sell right are superior to any rights attempted to be granted to any non-shareholder or third party in the shares represented by this certificate. In the event of any attempt to transfer or an unauthorized transfer of the shares represented by this certificate, these shares shall become non-voting and this certificate subject to unilateral cancellation. In the case of a Permitted Transfer, the holder of the Shares, by accepting this certificate, agrees to be and is bound by all terms and conditions of the Agreement, whether or not the Permitted Transferee has reviewed, received or has access to a copy of the Agreement or has any knowledge of its terms.

6.5 Permitted Transfers.

6.5.1 Each Shareholder shall have the right to Transfer all or a fractional portion of his, her or its Shares (a “Permitted Transfer”) to any Person or Persons ( a “Permitted Transferee”) if and only if:

(a)	such Transfer is to an entity 100% wholly owned and controlled by a Shareholder and that remains 100% owned and controlled by a Shareholder. A Permitted Transfer may be made without the consent of any other Shareholder, provided that and expressly conditioned on the following:

(i)	the Shareholder desiring to make a Permitted Transfer, gives at least Ten (10) Business Days prior notice of the proposed transfer and identifies the Permitted Transferee and provides written evidence that the Permitted Transferee is 100% wholly owned and must remain 100% wholly owned by the Shareholder transferor; and

(ii)	the transferee of the Permitted Transferee executes a Joinder Agreement substantially in the form of Exhibit “K” and such Permitted Transferee causes to be paid all reasonable expenses of the Company in connection with the Transfer; and

(iii)	the Company shall have received: (A) an opinion of counsel satisfactory to the Company and its counsel that registration is not required for such Transfer under the Securities Act or under any applicable state securities laws and that such Transfer will not be in violation of the Securities Act or applicable state securities laws or any rule or regulation promulgated thereunder and/or (B) such other documentation reasonably requested by the Board in connection with the Transfer.

(b)

A Shareholder may pledge any or all of his, her or its Shares now or hereafter owned by such Shareholder or grant a security interest therein to secure the indebtedness of such Shareholder so long as such indebtedness was incurred for the sole purpose of paying into the Company any Additional Required Capital or Additional Discretionary Capital or for the purpose of refinancing indebtedness incurred for such purpose; provided, however, that any pledgee shall acquire only a security interest in such Shares entitling such pledgee to the proceeds from any sale of such Shares made in compliance with the terms of this Agreement and shall not acquire title to such Shares or any other rights incident thereto. The pledge agreements or other related financing agreements of any Shareholder shall be subject to and acknowledge the rights of the Company and the other Shareholders set forth herein, including the absolute right to cance pledged shares as provided in Section 6.6.5 herein.

6.6 Default Purchase in Case of Unauthorized Transfer

6.6.1 Involuntary Transfer of Shares. In the event of a proposed involuntary Transfer of Shares by a Shareholder caused or suffered by operation of law, according to applicable law or mandated by a judicial order (including by not limited to, any Transfer of Shares or other right to take possession, control or right to sell shares held by a trustee in bankruptcy, creditor under a non-judicial right or power of sale, receiver, custodian, Sheriff, Clerk of Court or similar official or a purchaser at any creditors’, statutory or court sale), (i) the transferor(s) shall provide timely written notice of such Transfer to the Company and (ii) the Company and then the Non-Selling Shareholders shall have an option to purchase all or any portion of the Shares owned by such transferor Shareholder in accordance with Section 6.6 hereof.

6.6.2 Trigger – Upon the occurrence of any attempted Unauthorized Transfer or proposed Involuntary Transfer under Section 6.6.1 the Purchase Option rights under Section 6.2 and the procedural rights under this Section are triggered and exercisable. The Default Purchase Rights under this Section shall be exercised by any other Shareholder or the Company within 60 days of the Company or a Shareholder obtaining Actual Notice of the Unauthorized Transfer or Involuntary Transfer.

6.6.3 Purchase Option for Non-Selling Shareholders. After receipt by the Non-Selling Shareholders of Actual Notice of an Unauthorized Transfer or Involuntary Transfer, then within 45 day after receipt of such Actual Notice of the Unauthorized Transfer or Involuntary Transfer, the Non-Selling Shareholders may exercise the Default Purchase rights granted hereunder and purchase all or a portion of the shares subject to the Unauthorized Transfer or Involuntary Transfer or any re-issuance thereof in accordance with the provisions of Section 6.6.6 and 6.6.7.

6.6.4 Purchase Option for Company. If the Non-Selling Shareholders do not elect to exercise their Default Purchase Rights to purchase all of the Shares subject thereto the Company, within sixty (60) days may exercise the Default Purchase Rights set forth herein to purchase all of such remaining Shares subject to an Unauthorized Transfer or an Involuntary Transfer, or any re-issuance thereof in accordance with the provisions of Section 6.6.6 and 6.6.7.

6.6.5 Actions to Effectuate Default Purchase. The Company is authorized to take all necessary action to effectuate the Default Purchase Rights of the Shareholders and the Company and to allow the Company or Shareholder to obtain the Shares subject to an Unauthorized Transfer or Involuntary Transfer. These actions include, but are not limited to the cancellation, without any legal or administrative proceeding and as a contractual right and requirement hereunder, of the Shares subject to the Unauthorized Transfer or Involuntary Transfer and the re-issuance of an equivalent number of replacement Shares to the Shareholder or the Company exercising Default Purchase Rights under this Section.

6.6.6 Default Purchase Price and Terms. Any purchase of the Shares subject to a Default Purchase under this Section shall be purchased from the Shareholder making the Unauthorized Transfer or suffering an Involuntary Transfer or any unauthorized transferee for a price equal to multiplying the number of shares subject to the Unauthorized Transfer or Involuntary Transfer times the then existing Agreed Value, or if none the Appraisal Value for a Share of the Company at the time of the Unauthorized Transfer or Involuntary Transfer, less a 20% Default Purchase Right. This purchase price shall be payable 10% down and by delivering a non-recourse promissory note for the balance of the purchase price, bearing interest at the then prime rate of Bank of America, but not to exceed 8% and calling for payments based on 90% of the purchase price, payable .8% per month, plus simple interest at the stated interest rate on any outstanding unpaid balance.

6.6.7 Closing. The Closing on the Default Purchase Right provided herein shall occur at the Company’s primary business office, no later than 180 days after the Shareholder or the company receive Actual Notice of any Unauthorized Transfer or Involuntary Transfer,

6.7 Voluntary Buy/Sell. The Shareholders desire to cooperate and work together to make the Channahon Facility and related operations of the Company successful, but recognize that it may be possible to reach an impasse in voting on corporate governance or other business matter. The Shareholders do hereby waive any right to partition or seek a court ordered dissolution of the Company or any similar remedies and do hereby adopt the buy/sell rights set forth herein as their exclusive rights and remedies in the event the Deadlock on any material Shareholder vote.

6.7.1 Deadlock – The Shareholders agree that in the event a Deadlock exists on any material matter regarding the Company or its operations, they shall discuss all matters fully and completely and use their Best Efforts to cooperate and fully resolve the disputed matter in the best interest of the Company and all Shareholders. If the Deadlock persists for ten (10) Business Days, then any Shareholder shall have the right to issue a Deadlock Notice. A copy of the Deadlock Notice shall simultaneously be provided to the Company’s outside general counsel.

6.7.2 Mandatory Mediation – Upon the issuance of a Deadlock Notice, the Company’s outside general counsel shall arrange an immediate mediation with a dis-interested mediator, of such counsel’s sole choice, provided that the selected mediator has at least 5 years experience with public and private company corporate governance matters and if possible knowledge and experience in the bio-fuels industry. The Shareholders agree to mediate the dispute in good faith and the mediation will proceed to a written resolution or impasse. The Shareholders mediation resolution or impasse shall be immediately memorialized as part of the Company’s corporate records. If resolved, the Deadlock Notice shall be deemed cancelled.

6.7.3 Buy/Sell Notice – If the Mediation results in an impasse, then either Shareholder within 15 Business Days of the recording of such impasse in the Company’s corporate records shall be entitled to give to the other a Buy/Sell Notice. The Buy/Sell Notice shall provide a price per share and detailed terms for a stock sale and provide that the Shareholder issuing the Buy/Sell Notice will either buy the other Shareholder’s shares or sell its Shares to the other Shareholder for the price and terms set forth in the Buy/Sell Notice. The other Shareholder shall within twenty (20) business days respond in writing to the Buy/Sell Notice by electing to either sell its Shares to other Shareholder, or buy the other Shareholder’s Shares on the exact and unmodified terms set forth in the Buy/Sell Notice. In the event the Shareholder receiving the Buy-Sell Notice elects to purchase the Shares of the Shareholder who issued the Buy-Sell Notice, the written election notification provided herein shall be accompanied by a $25,000 closing deposit. In the event the Shareholder receiving the Buy/Sell Notice elects to sell its Shares, then within 48 hours of receipt of this election, the issuing Shareholder shall deliver to the other Shareholder a $25,000 closing deposit. Only one Buy/Sell Notice shall be issued in the case of each Deadlock and that shall be the Buy/Sell Notice first placed in the hands of an overnight mail or delivery service or reputable courier service with sufficient address and instructions for delivery to a Shareholder.

6.7.4 Non-Election – In the event neither Shareholder elects to break a Deadlock by timely exercise of its Buy/Sell rights under this Section 6.7, by delivering a Buy/Sell Notice by the 15th Business Day after the recording of the mediation impasse in the Company’s corporate records, then solely for purposes of the matter that is the subject of the Deadlock, voting on the subject shall be re-taken based on approval by a simple majority of Shares entitled to vote and without consideration of any Super-Majority rights provided for hereunder.

6.7.5 Default – In the event the Shareholder electing or entitled to purchase the others Shares under the Buy/Sell procedure described in Section 6.7.3 fails to timely close on the Buy/Sell, then the $25,000 closing deposit made by the other Shareholder shall be deemed forfeited and the other Shareholder shall be entitled to purchase the shares of the Shareholder who failed to close within Sixty (60) days of the failed closing date. Alternatively, the Shareholder who did not fail to timely close may not elect to purchase the Shares of the Shareholder electing or entitled to purchase share under the Buy/Sell procedure and retain the closing deposit. In such event, the Deadlock shall be resolved by a vote taken in accordance with the provisions of Section 6.7.4,

6.7.6 Closing. The closing of the purchase of Shares pursuant to this Section 6.7 shall occur on the date specified in the Buy/Sell notice, but no sooner than 60 days after issuance of the Buy/Sell Notice, or if no closing date is so specified, on the sixtieth (60th) day following the issuance of the Buy/Sell Notice. The Closing shall occur at the office of outside general counsel for the Company. At the closing, the following shall occur:

(a)	The Selling Shareholder shall deliver to the purchasing party the stock certificate or certificates representing all of the Shares to be sold by the Selling Shareholder to the purchasing party, free and clear of all liens and encumbrances and properly endorsed by the Selling Shareholder, or accompanied by a duly executed stock power, to permit the transfer of said Shares on the stock records of the Company, and

(b)	The purchasing party shall pay the purchase price set forth in the Buy/Sell Notice in cash or cash equivalent as provided in Section 6.7.7, less the $25,000 closing deposit it has made, in accordance with the provisions of Section 6.7.3 hereof, and

(c)	The conditions set forth in this Section shall have been satisfied, and

(d)	Each of the parties to the transaction shall execute and submit such other documents as may be required to consummate the purchase and sale of the Shares.

6.7.7 Payment of Purchase Price.

(a)	The purchase price shall be the total of any the cash payment due at closing and if applicable deferred payments as provided in the Buy/Sell Notice.

(b)	The purchase price shall be paid by the issuance and delivery by the purchasing party to the Selling Shareholder:

(i)	A cashier’s check or wire transfer to the account designated by the Selling Shareholder in an amount equal to the cash due at closing under the Buy/Sell Notice; and

(ii)	If any part of the purchase price is deferred, the purchasing Shareholder’s recourse promissory note for the balance of the purchase price, if any, which shall be in substantially the form set forth on Exhibit G.

6.7.8 Security for Payment. In the event that a portion or all of the purchase price is paid pursuant to a promissory note in accordance with Section 6.7.7, the Shares being purchased by the purchasing party shall, at the option of the Selling Shareholder, be pledged to the Selling Shareholder to secure the full payment of the purchase price pursuant to a Pledge Agreement, which shall be in substantially the form set forth on Exhibit L.

7. CORPORATE GOVERNANCE.

7.1 Day-to-Day Management: Except for Major Decisions and Major Expenditures as provided below, as long as budget bench marks are met, the day to day management shall be provided by and under control of UGE personnel led by Tom Campone.

7.2 Appointment of Directors: UGE shall have the right to appoint two of the five Company Directors and EFTI shall have the right to appoint three of the five Company Directors.

7.3 Major Decisions and Major Expenditures. The Company shall not take any of the following actions without the affirmative Shareholder vote of Shareholders holding at least 67% of the issued and outstanding shares of the Company stock:

a.	Entering into a contract with any Shareholder or their Affiliates;

b.	Dissolve the Company or cease Channahon Facility operations;

c.	Sell, exchange, lease, sublease, mortgage, pledge or Transfer a material amount of the assets of the Company (including without limitation the Channahon Facility);

d.	Cause the Company to merge with or into any other company or purchase another business or entity;

e.	Enter into, modify, amend or waive any provision of this or any other agreement governing a transaction involving a conflict of interest between any Shareholder or an Affiliate thereof and the Company or to which any Shareholder or an Affiliate thereof is a party;

f.	Make any capital expenditure or expenditure not in the ordinary course of the Company’s business (or incur any obligation by or on behalf of the Company of such nature) in excess of $50,000 individually or, in the aggregate over the course of the Company’s fiscal year, in excess of $250,000 that is not specifically provided for in the Annual Budget adopted pursuant to Section 7.4 hereof;

g.	Incur or refinance indebtedness in excess of $100,000;

h.	Remove or elect any Director designated by the other Shareholder as allowed hereunder;

i.	Change the nature of the business of the Company; or

j.	Amend the Articles, Formation Documents or otherwise take action to increase the number of authorized or issued shares, except as specifically provided for herein or issue any Securities or any debt securities convertible into Securities.

7.4 Annual Budget. Prior to the beginning of each fiscal year, the President and Chief Executive Officer shall prepare or cause to be prepared a preliminary version of the annual business plan and the Annual Budget for the Company and shall submit such preliminary plan and budget to the Board for its information no later than thirty (30) days prior to the commencement of the fiscal year covered by such preliminary plan and budget. Thereafter, after the President and Chief Executive Officer has made or caused to be made such amendments, changes and additions to the preliminary plan and budget as the President and Chief Executive Officer deems appropriate to make it final, the President and Chief Executive Officer shall submit such final version of the annual business plan and budget to the Board; provided, however, that the President and Chief Executive Officer shall submit such final plan and budget to the Board by the 15th day of the first month of the fiscal year covered by such plan and budget. The Board shall then meet to review and approve such final plan and Annual Budget, with such amendments, changes and additions as it deems appropriate. Such final plan and budget must be adopted by the Board, and until so approved, the President and Chief Executive Officer will manage the affairs of the Company in accordance with the previous fiscal year’s annual business plan and Annual Budget. Once the proposed annual business plan and budget is approved, the President and Chief Executive Officer shall have the authority to manage the affairs of the Company in accordance therewith. The President and Chief Executive Officer shall also prepare or cause to be prepared and submit to the Board quarterly business reports promptly following the end of each fiscal quarter comparing actual results to the budget and containing such other information as is necessary to understand the success or failure in achieving the objectives set forth in the applicable approved annual business plan and budget.

7.5 Organization Costs. All legal fees, other fees, costs and expenses incurred by or on behalf of the Company in connection with the Channahon Facility as well as any initial marketing and management expenses in connection therewith, including reasonable travel and entertainment expenses and accounting and other costs and expenses incident thereto, except legal fees and expenses of the individual Shareholders, whenever incurred shall be paid the Company.

8. TERMINATION OF THIS AGREEMENT.

8.1 Events. This Agreement and all restrictions on the Transfer of Shares created hereby shall terminate on the occurrence of any of the following events:

(i)	The adjudication of the Company as a bankrupt, the execution by it of an assignment for the benefit of creditors or the voluntary or involuntary dissolution or receivership of the Company;

(ii)	A single Shareholder becoming the shareholder of all of the Shares;

(iii)	The execution of a written instrument by the Company and all of the Shareholders who then own Shares which terminates this Agreement; or

(iv)	A Qualified Public Offering.

8.2 Effect. The termination of this Agreement for any reason shall not affect any right or remedy existing hereunder prior to the effective date of its termination.

8.3 Arbitration. Except as set forth in Section 6.7.2 or this Section 8.3, all claims arising out of or related to this Agreement, or a breach hereof, that are not otherwise resolved by the parties by negotiation or voluntary mediation shall be settled by binding arbitration in accordance with the procedures set forth in this Section 8.3. All arbitrations will be conducted in Tampa, Florida, or at another location mutually approved by such parties, pursuant to the AAA Rules, by one arbitrator. The arbitrator shall be a lawyer who is disinterested in the controversy, shall be independent of the parties, shall have training and experience as an arbitrator and shall have a demonstrated reputation for fairness and integrity as an arbitrator. The arbitrator is directed by this Agreement to conduct the arbitration hearing expeditiously after demand for arbitration has been filed with the AAA.

Depositions shall be permitted only as deemed appropriate by the arbitrator, upon motion of the party seeking deposition discovery, but shall be limited to no more than two (2) for each party. The parties to the arbitration will be entitled to conduct document discovery as deemed appropriate by the arbitrator. The arbitrator will resolve any discovery disputes. All parties hereto and the Company agree that the arbitrator shall have the power to subpoena documents or parties as provided by law. The award of the arbitrator shall provide for an allocation among the parties of all costs and expenses of the arbitration on a basis that is just and equitable under the circumstances and shall award reasonable attorney’s fees to the prevailing party. The arbitrator shall have no power to award punitive damages except to the extent authorized by any applicable statute. Notices of demand for arbitration must be given in writing to the Company and the other Shareholders in accordance with Section 9.3 within a reasonable time after the claim has arisen but in no event later than the date when institution of legal or equitable proceedings based on such claim would be barred by the applicable statute of limitations. The award of the arbitrator shall be in writing, shall be based on the evidence admitted and the applicable law as determined by the arbitrator and shall contain a reasoned award for each claim. The award rendered by the arbitrator is final and binding on all parties, and judgment may be entered upon it by any court of competent jurisdiction.

8.4 Specific Performance. Each Shareholder and the Company recognizes that if he, she or it fails to perform, observe or discharge any of his, her or its obligations under this Agreement, no remedy at law will provide adequate relief to the Company and the other Shareholders, as applicable. Therefore, the Company and the Shareholders, as applicable, are hereby authorized to demand specific performance of this Agreement and are entitled to temporary and permanent injunctive relief, without being required to post any bonds, in a court of competent jurisdiction at any time when any Shareholder or the Company fails to comply with any of the provisions of this Agreement applicable to he, she or it, in addition to monetary damages and legal remedies which may be awarded pursuant to such proceedings or pursuant to any arbitration pursuant to Section 8.3. To the extent permitted by law, each Shareholder and the Company hereby irrevocably waives any defense that he, she or it might have based on the adequacy of a remedy at law which might be asserted as a bar to such remedy of specific performance or injunctive relief. For the avoidance of doubt, any party may claim specific enforcement and/or injunctive relief in a court of competent jurisdiction and may request damages and other legal remedies as part of such proceedings; however, if a party is not claiming specific enforcement and/or injunctive relief, then such claim shall be subject to the arbitration provisions of Section 8.3.

9. GENERAL PROVISIONS.

9.1 Governing Law. The interpretation, validity and performance of this Agreement shall be governed by the laws of the State of Florida without regard to its conflicts of laws principles.

9.2 Remedies. The rights and remedies provided by this Agreement are cumulative and are provided in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

9.3 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if in writing and (i) delivered personally to the party or to an executive officer of the party to whom the same is directed, (ii) sent by certified mail, postage and charges prepaid, return receipt requested, (iii) by overnight courier of national reputation or (iv) transmitted by facsimile, in each case addressed to the address or facsimile number that is set forth in the books and records of the Company. Any such notice shall be deemed to be given as of (i) the date so personally delivered, (ii) if sent by certified mail, three business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid, (iii) if sent by overnight courier, the next business day and (iv) if sent by facsimile, the date sent if a copy is also sent on such date by one of the means specified in subsections (i), (ii) and (iii).

9.4 Amendment. This Agreement shall not be altered, modified or changed, and no provision of this Agreement shall be waived, except by an amendment or waiver, as applicable, approved by all the Shareholders and a majority of the Directors.

9.5 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives; provided, however, that no portion of this Agreement or any of the rights or duties hereunder may be assigned by any party without the prior written consent of the other parties.

9.6 Interpretation. All terms defined in the singular form shall include the plural and vice versa. Unless otherwise stated, all sections and subsections referred to herein are sections and subsections of this Agreement. The headings of the sections and subsections in this Agreement are inserted for convenience only and are not intended to interpret, define or limit the scope or content hereof or any provision hereof. The word “including” shall not be construed as limiting the immediately preceding general term or statement. All amounts payable hereunder shall be paid in US Dollars. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Unless otherwise specifically provided, any reference in this Agreement to “days” shall refer to calendar days and not business days.

9.7 Additional Documents. Each party hereto shall promptly execute and deliver such additional documents as are reasonably required for the implementation of this Agreement, provided such documents are not inconsistent with the provisions hereof.

9.8 No Waiver. No omission or delay on the part of any party hereto in requiring a due and punctual fulfillment of the obligations hereunder by the other parties hereto shall be deemed to constitute or be construed as a continuing waiver or as a waiver of other or subsequent breaches of the same or other obligations hereunder or as a waiver of any available remedy.

9.9 Entire Agreement; Conflict with Formation Documents. This Agreement, including the Exhibits hereto, and the Formation Documents executed by the Shareholders (and the documents referenced therein) set forth the entire agreement and understanding among the parties with respect to the subject matter hereof and supersede all discussions and negotiations among the parties. It is expressly agreed that whether or not the Formation Documents fully incorporate the provisions hereof, or any of them, the parties’ rights and obligations shall be governed by this Agreement, which shall prevail in the event of any ambiguity or any inconsistency between this Agreement and the Formation Documents.

9.10 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or by electronic transmission in Adobe Acrobat format shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile transmission or by electronic transmission in Adobe Acrobat format shall be deemed to be their original signatures for any purposes whatsoever.

9.11 No Partnership. Nothing contained herein shall constitute or be deemed to constitute a partnership among the parties hereto, and nothing contained herein shall constitute any party an agent of any of the other parties hereto.

9.12 Severability. If any court of competent jurisdiction determines any provision hereunder to be prohibited or invalid or unenforceable under applicable law, such provision shall be ineffective only to the extent of such prohibition, invalidity or unenforceability without prohibiting, invalidating or rendering unenforceable the remainder of the provisions of this Agreement.

9.13 No Third Party Beneficiaries. None of the provisions of this Agreement shall be construed to be for the benefit of or enforceable by any Person other than the parties hereto and, to the extent permitted by this Agreement, their successors in interest.

9.14 Mutuality. This Agreement has been drafted and negotiated mutually by the parties, all of which have been represented by legal counsel, and any ambiguity herein shall not be construed in favor of one party over any other on the basis of which party drafted all or any part of this Agreement.

Remainder of page intentionally left blank. Signature page to follow.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH

MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, the Company and the Shareholders have executed this Agreement as of the Effective Date.

COMPANY:

SolarDiesel Corporation f/k/a EarthFirst Americas, Inc.

By:	/s/ D. Massari
Name:	D. Massari
Title:	Sr. Vice President

SHAREHOLDERS:

EarthFirst Technologies, Inc.		Ultra Green Energy Corporation

By:	/s/ John Stanton	By:	/s/ Tom Campone
Name:	John Stanton	Name:	Tom Campone
Title:	Chief Executive Officer	Title:	President